                                                                      Exhibit 11
Computation of Earnings Per Share

                             American International Group, Inc. and Subsidiaries

(in thousands, except per share amounts)
------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                              1994         1993         1992         1991         1990
==============================================================================================================================
Average outstanding shares used in the computation of
  per share earnings:
    Common shares issued (a)                                       337,391      337,392      337,395      337,392      329,351
    Common stock in treasury (a)                                   (20,805)     (19,931)     (19,758)     (19,020)     (18,883)
------------------------------------------------------------------------------------------------------------------------------
    Average outstanding shares                                     316,586      317,461      317,637      318,372      310,468
==============================================================================================================================
    Income before cumulative effect of accounting changes       $2,175,515   $1,917,035   $1,620,544   $1,545,747   $1,432,606
      Cumulative effect of accounting changes, net of tax
        AIG                                                             --           --       31,941           --           --
        Minority-owned insurance operations                             --       20,695           --           --           --
------------------------------------------------------------------------------------------------------------------------------
    Net income (applicable to common stock) (b)                 $2,175,515   $1,937,730   $1,652,485   $1,545,747   $1,432,606
==============================================================================================================================
    Earnings per common share: (c)
      Income before cumulative effect of accounting changes          $6.87        $6.04        $5.10        $4.86        $4.61
      Cumulative effect of accounting changes, net of tax
        AIG                                                             --           --         0.10           --           --
        Minority-owned insurance operations                             --         0.07           --           --           --
------------------------------------------------------------------------------------------------------------------------------
      Net income                                                     $6.87        $6.11        $5.20        $4.86        $4.61
==============================================================================================================================

(a) Adjusted for a 50 percent common stock split in the form of a common stock dividend paid July 30, 1993.

(b) After deductions in 1993, 1992, 1991 and 1990 of preferred stock dividends of $1,043, $4,471, $7,262 and $9,688, respectively.

(c) The effect of all other common stock equivalents is not significant; therefore, this information is not presented.



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